FOR IMMEDIATE RELEASE               CONTACT:  Financial--Lauren S. Babus
                                                       201-307-2337
                                                       Media -- Lauren E. Garvey
                                                       201-307-2448

                 HERTZ REPORTS RECORD FIRST QUARTER EARNINGS OF
                             $56.3 MILLION, UP 15.5%

PARK RIDGE, NJ, APRIL 14, 2000--The Hertz Corporation (NYSE:HRZ), the

world's largest car rental company and a leading industrial and construction equipment rental business, reported record first quarter, 2000, earnings of

$56.3 million, up 15.5% from the $48.8 million generated for the same period last year. Earnings per share on a diluted basis for the quarter were 52 cents,

compared to 45 cents for the first quarter, 1999.

         Hertz achieved record revenues for the quarter of $1.135 billion, an increase of 9.9% from $1.033 billion last year.

         The increase for the first quarter of 2000 reflected an improved pricing environment and strong performance in the domestic car rental market,

while pricing pressure adversely affected profitability for Hertz' worldwide industrial and construction equipment rental operations.

         Hertz President and Chief Executive Officer, Craig R. Koch stated, "We are pleased with our overall first quarter performance and are confident that we will produce our seventh consecutive year of record earnings."

         Headquartered in Park Ridge, NJ, Hertz operates from approximately

6,500 locations in the U.S. and over 140 foreign countries.

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                              THE HERTZ CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            (In Thousands of Dollars)
                                    Unaudited



                                                                   Three Months                          As % of
                                                                  Ended March 31,                      Total Revenue
                                                                  ---------------                      -------------
                                                              2000                1999              2000              1999
                                                              ----                ----              ----              ----
Revenue                                                 $  1,135,205          $  1,032,955            100.0%            100.0%
                                                        ------------          ------------      -----------      ------------
Expenses:
    Direct operating                                         539,001               488,288             47.5%             47.3%
    Depreciation of revenue earning equipment                304,030               276,725             26.8%             26.8%
    Selling, general and administrative                      109,613               108,753              9.6%             10.5%
    Interest - net                                            89,275                77,150              7.9%              7.5%
                                                        ------------          ------------      -----------      ------------
       Total expenses                                      1,041,919               950,916             91.8%             92.1%
                                                        ------------          ------------      -----------      ------------
Income before income taxes                                    93,286                82,039              8.2%              7.9%
Income taxes                                                  36,986                33,278              3.2%              3.2%
                                                        ------------          ------------      -----------      ------------
Net income                                              $     56,300          $     48,761              5.0%              4.7%
                                                        ============          ============      ===========      ============
Earnings per share:
    Basic                                               $       0.52          $       0.45
    Diluted                                             $       0.52          $       0.45
Weighted average number of shares outstanding:
    Basic                                                107,848,781           107,889,681
    Diluted                                              108,102,461           108,396,939






                               BALANCE SHEET DATA
                            (In Thousands of Dollars)
                                    Unaudited



                                                   March 31,
                                                   ---------
                                         2000                    1999
                                         ----                    ----
Revenue earning equipment:
    Cars                            $5,491,903                $4,921,176
    Other equipment                  1,489,886                 1,360,321
Total assets                        10,360,003                 9,292,986
Total debt                           6,745,593                 6,069,145
Stockholders' equity                 1,705,373                 1,418,408
















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